Exhibit 99.1

Castellum, Inc. Announces Insider Open-Market Stock Purchases

BETHESDA, MD., December 7, 2022 -- Castellum, Inc. (the “Company”) (NYSE-American: CTM), a cybersecurity, electronic warfare, data analytics, software, and IT services company focused on the federal government, announced today that Mark C. Fuller, Chief Executive Officer, David T. Bell, Chief Financial Officer, and Jay O. Wright, Chief Legal Counsel of the Company, as well as several independent directors of CTM, have recently made open market purchases of Castellum common stock. These purchases were made in open market transactions using personal funds for the individuals accounts. Messrs. Wright and Fuller are the two largest stockholders in the company.

“Open market purchases of our stock by insiders reflects our optimism and confidence in the future of the Company,” said Mark Fuller, President, and CEO of Castellum. “We’ve recently announced strong operational performance in the third quarter with record revenues, gross margins over 40%, and recurring cash operating profit, as well as the signing of a letter of intent to acquire a $10 million revenue East Coast company. We were pleased to be able to accumulate shares at prices we considered attractive.”

Specific information on the purchases is available on Form 4 filings with the U.S. Securities and Exchange Commission at: https://www.sec.gov/edgar/browse/?CIK=1877939

About Castellum, Inc.:

Castellum, Inc. (NYSE American: CTM) is a technology service and solutions company executing strategic acquisitions in Cyber Security, Information Technology, Information Warfare, Electronic Warfare, Systems Engineering, Software Engineering, and Software Development. Castellum completed its uplisting to the NYSE American on October 13, 2022, and has completed six (6) strategic acquisitions over the past three years. For more information, visit our website at https://castellumus.com/.

Twitter: https://twitter.com/CastellumInc

LinkedIn: https://www.linkedin.com/company/castellum-inc/

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain, based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in Item 1A. “Risk Factors” section of the Company’s Form 10-Q and other filings with the Securities and Exchange Commission which can be viewed at www.sec.gov. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Company Contact:

Mark Fuller, CEO

Castellum, Inc.
Email: info@castellumus.com

Phone: 301-961-4895

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835 x1

Email: lisa@skylineccg.com